                                                       Exhibit 99.B4

                      AMERICAN NATIONAL INSURANCE COMPANY
                                One Moody Plaza
                              Galveston, TX 77550
                        A Stock Life Insurance Company



                  GROUP UNALLOCATED DEFERRED VARIABLE ANNUITY


            CONTRACT OWNER          ABC Company
                              ------------------------------

                              ______________________________

            CONTRACT NUMBER         12345678
                              ------------------------------

            DATE OF ISSUE           May 1, 2000
                              ------------------------------


American National Insurance Company (the "Company") agrees to pay the benefits provided in this Contract, subject to its terms and conditions. The Contract consists of this twelve page document, the Application of the Contract Owner, and any attached riders.

THE ACCUMULATION VALUE IN AMERICAN NATIONAL VARIABLE ANNUITY SEPARATE ACCOUNT IS BASED ON THE INVESTMENT EXPERIENCE OF THAT SEPARATE ACCOUNT AND MAY INCREASE OR DECREASE DAILY. THE ACCUMULATION VALUE IS NOT GUARANTEED.

Signed at Galveston, Texas on the Date of Issue, as if the signatures appeared at the end of the Contract.


      /s/ [ILLEGIBLE]^^                           /s/ [ILLEGIBLE]^^
         Secretary                                   President

TABLE OF CONTENTS

                                                                                                     Page
ARTICLE I     DEFINITIONS...........................................................................    3

ARTICLE II    THE CONTRACT, PURCHASE PAYMENTS, SEPARATE ACCOUNT, SUBACCOUNTS, TRANSFERS,
              ADDITIONS, AND SERVICES...............................................................    3
   Section 1 - The Contract.........................................................................    3
   Section 2 - Purchase Payments....................................................................    4
   Section 3 - American National Variable Annuity Separate Account..................................    4
   Section 4 - Subaccounts..........................................................................    4
   Section 5 - Transfers............................................................................    4
   Section 6 - Addition, Deletion, or Substitution of Investments...................................    4
   Section 7 - Company Services and Contract Owner Cooperation......................................    5

ARTICLE III   ACCUMULATION VALUE....................................................................    5
   Section 1 - Allocation of Purchase Payments......................................................    5
   Section 2 - Crediting of Accumulation Units......................................................    5
   Section 3 - Determining Accumulation Unit Values.................................................    5
   Section 4 - Separate Account Charges.............................................................    6

ARTICLE IV    BENEFIT PAYMENTS......................................................................    6
   Section 1 - Benefit Purchases....................................................................    6
   Section 2 - Forms of Benefits....................................................................    6
   Section 3 - Supplementary Contracts..............................................................    7

ARTICLE V     PARTIAL WITHDRAWALS, SURRENDER CHARGES,  AND TERMINATION OF CONTRACT..................    7
   Section 1 - Partial Withdrawals..................................................................    7
   Section 2 - Surrender Charges....................................................................    8
   Section 3 - Effective Date of Termination........................................................    8
   Section 4 - Termination of Contract..............................................................    8

ARTICLE VI    GENERAL PROVISIONS....................................................................    9
   Section 1 - Waiver or Modification...............................................................    9
   Section 2 - Amendments...........................................................................    9
   Section 3 - Assignment...........................................................................    9
   Section 4 - Misstatements........................................................................    9
   Section 5 - Information, Proofs and Determination of Facts.......................................   10

SETTLEMENT OPTION TABLES............................................................................   11

ARTICLE I

DEFINITIONS

For purposes of this Contract:

Accumulation Period. The time between the date Accumulation Units are first purchased by the Company, and the date the Contract is terminated.

Accumulation Unit. A unit used by the Company to calculate a Contract's value during the Accumulation Period.

Accumulation Value.  The sum of the value of your Accumulation Units.

Contract Owner ("you" or "your"). Unless changed by notice to us, the Contract Owner is as stated in the application.

Contract Anniversary.  An anniversary of the Date of Issue.

Contract Year. A one-year period commencing on either the Date of Issue or a Contract Anniversary.

Date of Issue.  The date a Contract is issued.

Eligible Portfolio. A Portfolio which corresponds to a subaccount under this Contract's separate account.

General Account. All of our assets except those segregated in separate accounts.

Participant.  An individual defined as such in the Plan.

Plan A document or agreement defining retirement or other benefits and who is eligible to receive them. A Plan is not a part of a Contract and the Company is not a party to a Plan.

Portfolio. A series of a mutual fund designed to meet specified investment objectives.

Purchase Payment.  A payment made to the Company during the Accumulation
Period.

Valuation Date. Each day the New York Stock Exchange ("NYSE") is open for regular trading. A redemption, transfer, or purchase can be made only on days that the Company is open. The Company is not always open when the NYSE is open.

Valuation Period. The close of business on one Valuation Date to the close of business on the next Valuation Date.

Variable Annuity. An annuity with value that varies in dollar amount based on performance of the investments you choose.

ARTICLE II

THE CONTRACT, PURCHASE PAYMENTS, SEPARATE ACCOUNT, SUBACCOUNTS, TRANSFERS, AND SERVICES

Section 1. The Contract

This document, your Application, a copy of which is attached, and any attached riders shall constitute the entire Contract between the parties.

The Company's obligations are strictly limited to those set forth in the Contract. The Company is not a party to nor bound by the provisions of the Plan. The Company assumes no responsibility to the Plan. Further, the Company assumes no responsibility regarding the qualified status of the Plan under the Internal Revenue Code. The Plan is mentioned merely for reference purposes.

Neither Participant, nor any person deriving any rights or benefits from a Participant, will at any time have any right or interest in the Accumulation Value. The Company incurs no liability or obligation to any Participant until there has been a benefit purchased on behalf of a Participant or person deriving rights from a Participant, in accordance with the provisions of this Contract. The Company's sole responsibility to any such Participant or person deriving rights from a Participant will be the payment of such benefits purchased on his behalf, as described in ARTICLE IV.

Section 2.  Purchase Payments

Purchase Payments may be paid to the Company on any date on or after the Date of Issue. The Company must approve any Purchase Payment exceeding $1,000,000. Purchase Payments must be for the purpose of providing Plan benefits.

The Company assumes no liability as to the sufficiency of the Accumulation Value to provide benefits according to the provisions of the Plan. The Purchase Payments received by the Company under this Contract shall become a part of the American National Variable Annuity Separate Account. All Purchase Payments are payable directly to the Company at its Home Office, One Moody Plaza, Galveston, Texas 77550.

Section 3.  American National Variable Annuity Separate Account

The Company established the American National Variable Annuity Separate Account and the separate account's assets are held exclusively for the benefit of persons entitled to payments under variable annuity contracts issued by the Company. The Company is the legal holder of the separate account's assets and will cause the total market value of such assets to be at least equal to the separate account's reserve and other contract liabilities. Such assets are held separate and apart from the Company's general account assets. Liabilities arising out of any other business the Company conducts cannot be charged against the assets of the separate account. Income, as well as both realized and unrealized gains or losses from the separate account's assets, is credited to or charged against the separate account without regard to income, gains, or losses arising out of other business that the Company conducts. However, if the separate account's assets exceed its liabilities, the excess is available to cover the liabilities of the Company's General Account.

The separate account is registered with the Securities and Exchange Commission as a unit investment trust, which is a type of investment company. The separate account is also subject to the laws of the State of Texas.

Section 4.  Subaccounts

The American National Variable Annuity Separate Account has multiple subaccounts. Each subaccount will invest exclusively in shares of the corresponding Eligible Portfolio. Each Eligible Portfolio represents a separate investment portfolio. The subaccounts of the American National Variable Annuity Separate Account are selected in the application. You will share only in the income, gains, and losses of the particular subaccounts to which Purchase Payments have been allocated. We will value each subaccount of the American National Variable Annuity Separate Account at the end of each Valuation Period.

Section 5.  Transfers

At any time that this Contract is in effect, you may transfer all or a portion of the amounts from one subaccount to another subaccount. Transfers are unlimited and are made without charge.

You should periodically review allocations among the subaccounts to make sure they fit the current situation and financial goals. You can make allocation changes in writing or during the Company's normal business hours by telephone if a telephone authorization form is on file. The Company will employ reasonable procedures to confirm that telephone instructions are genuine. If the Company follows those procedures, the Company will not be liable for losses due to unauthorized or fraudulent instructions.

Section 6.  Addition, Deletion, or Substitution of Investments

The Company has the right, subject to applicable law, to make additions to, deletions from, or substitutions for the shares of a Portfolio that are held by the American National Variable Annuity Separate Account or that the American National Variable Annuity Separate Account may purchase. The Company reserves the right to eliminate the shares of any Portfolio and to substitute shares of another Portfolio or of another open-end management investment company if the shares of the series are no longer available for investment. The Company reserves the right to eliminate the shares of any Portfolio, if, in the Company's judgment, further investment in the Portfolio should become inappropriate in view of the purposes of the American National Variable Annuity Separate Account. The Company will not substitute any shares attributable to your interest in a subaccount of the American National Variable Annuity Separate Account without notice to you and prior approval of the Securities and Exchange Commission, to the extent required by the Investment Company Act of 1940. The Company has the right to establish additional subaccounts of the American National Variable Annuity Separate Account, each of which would invest only in a new and corresponding Portfolio or in shares of another open-end management investment company.

The Company also has the right to eliminate existing subaccounts of the American National Variable Annuity Separate Account. In case of any substitution or change, the Company may, by appropriate endorsement, make such changes in the Contract as may be necessary or appropriate.

The Company also has the right, where permitted by law:

1. to operate the American National Variable Annuity Separate Account as a management company under the Investment Company Act of 1940, ("Act");

2. to de-register the American National Variable Annuity Separate Account under the Act; and

3. to combine the American National Variable Annuity Separate Account with other separate accounts.

Section 7.  Company Services and Contract Owner Cooperation

The Company agrees to perform the following services for you:

1. to administer the terms of this Contract; and

2. to report the status of the Accumulation Value no less than annually.

You agree to cooperate with the Company on all matters relating to the services to be performed under this Contract.

Any other services, which you may desire the Company to perform, will be covered by a separate agreement.

ARTICLE III

     ACCUMULATION VALUE

Section 1.  Allocation of Purchase Payments

Purchase Payments will be allocated to the subaccounts according to instructions in the application. You can change these allocations at any time by written instruction to the Company, or if a properly completed telephone transfer authorization form is on file with the Company, by telephone.

Section 2.  Crediting of Accumulation Units

Purchase Payments will be used to purchase Accumulation Units in subaccounts as you have instructed. The Company will determine the number of Accumulation Units purchased by dividing the dollar amount of the Purchase Payment allocated to a subaccount by the Accumulation Unit value for that subaccount computed following such allocation. Purchase Payments are not credited until actually received by the Company. A Plan Participant's contribution to a Plan will not be credited until you forward such contribution to the Company as a Purchase Payment.

Section 3.  Determining Accumulation Unit Values

The Accumulation Unit value of each subaccount reflects the investment performance of that subaccount. The Company calculates Accumulation Unit value on each Valuation Date. The Accumulation Unit value on each Valuation Date is equal to the Accumulation Unit value for the preceding Valuation Date, multiplied by the net investment factor for that subaccount on that Valuation Date.

A net investment factor is determined for each subaccount on a Valuation Date as follows. First, the Company takes the net asset value of a share in the corresponding Eligible Portfolio at the close of business that day, and then adds the per share amount of any dividends or capital gains distributions declared by the Eligible Portfolio during the Valuation Period. The Company divides this amount by the per share net asset value on the preceding Valuation Date. Then the Company reduces the result for the administrative asset fee and the mortality and expense risk fee.

The Company will calculate the Accumulation Unit value for each subaccount at the end of each Valuation Period. Investment performance of the Eligible Portfolios, their expenses and the deduction of certain charges by the Company affect the Accumulation Unit value for each subaccount.

Section 4.  Separate Account Charges

The American National Variable Annuity Separate Account is subject to certain charges:

1. Administrative Charges. An administrative asset fee at an annual rate of 0.10% is assessed daily against the separate account.

2. Mortality and Expense Risk Fee. A mortality and expense risk fee at an annual rate of 1.15% will be assessed daily against the separate account.

3. Charges for Taxes. None at present. The Company may, however, make a charge in the future if income or gains within the separate account incur federal, state, or local taxes or if the Company's tax treatment changes. Charges for such taxes, if any, would be deducted from the separate account.

Each subaccount is also subject to the various fees and expenses associated with the Eligible Portfolio's.

Each Contract is also subject to surrender charges.  (See Article V, Section 2.)

     ARTICLE IV

BENEFIT PAYMENTS

Section 1.  Benefit Purchases

When a Participant or beneficiary is eligible for a benefit as provided by the Plan, you shall direct in writing that a portion of the Accumulation Value be applied:

1. to purchase from the Company for such Participant or beneficiary or for a person designated by you for the exclusive benefit of such Participant or beneficiary, one of the forms of monthly benefits enumerated in Section 2 of this ARTICLE. Any such purchase will be made either at the applicable rate in the appropriate attached rate table; or

2. to pay a lump sum cash distribution to you. The lump sum cash distribution is for the exclusive benefit of a Participant or beneficiary.

For any individual upon whose life income payments depend, proof of date of birth of such individual must accompany the written direction furnished following this Section.

No amount used for such benefit purchase, payment, or combination thereof shall exceed the amount of the Accumulation Value, determined as of the date of benefit purchase or payment.

The Company reserves the right to defer the benefit payment of any amount payable on behalf of a Participant or beneficiary, other than a monthly benefit, for a period not exceeding seven days.

Section 2.  Forms of Benefits

Annuity payments will be made as provided by the annuity option elected.
Subject to the provisions of the preceding paragraph, the first payment is due within 30 days following the receipt by the Company of a written direction in compliance with Section 1 of this ARTICLE. You can apply all or part of the Accumulation Value to any of the annuity options described below. Such Accumulation Value will be transferred to the General Account and annuity payments will be based upon the annuity option selected. You must designate such payments for the exclusive benefit of a Participant or beneficiary or for a person designated by you for the exclusive benefit of such Participant or beneficiary.

The following annuity options are available to you. The Plan will specify which of these annuity options are available to individual Plan Participants.

Option 1 - Life Annuity -- monthly payments during the lifetime of an individual, ceasing with the last annuity payment due before the individual's death. This option offers the maximum level of monthly annuity payments since there is no provision for a minimum number of annuity payments or a death benefit for beneficiaries. It would be possible under this option for an individual to receive only one annuity payment if death occurred before the due date of the second annuity payment, two if death occurred before the third annuity payment date, etc.

Option 2 - Life Annuity With Ten or Twenty Years Certain -- monthly payments during the lifetime of an individual with payments made for a period certain of not less than ten or twenty years, as elected. The annuity payments will be continued to a designated beneficiary until the end of the period certain.

Option 3 - Joint and Survivor Annuity -- monthly payments during the joint lifetime of two named individuals and thereafter during the lifetime of the survivor, ceasing with the last annuity payment due before the survivor's death. It would be possible under this option for only one annuity payment to be made if both individuals under the option died before the second annuity payment date, or only two annuity payments if both died before the third annuity payment date, etc.

Option 4 - Installment Payments, Fixed Period --monthly payments for specified number of years of at least five, but not exceeding thirty. Payments will include interest at the effective rate of 2.5% per year.

Option 5 - Equal Installment Payments, Fixed Amount -- monthly installments (not less than $6.25 per $1,000 applied) until the amount applied, plus interest at an effective rate of 2.5% per year, is exhausted. The final annuity payment will be the remaining sum left with the Company. It may be more or less than the other payments.

Other annuity forms -- may be agreed upon.

If a beneficiary dies while receiving annuity payments certain under Option 2, 4 or 5 above, the present value of minimum guaranteed payments will be paid in a lump sum to the estate of the beneficiary.

We determine life contingent annuity payments based on the Annuity 2000 Mortality Table (50% male, 50% female blend) and 2.5% interest. The payee's attained age at settlement will be adjusted downward by one year for each full five-year period that has lapsed since January 1, 2000.

Section 3.  Supplementary Contracts

The Company will issue an individual supplementary contract for delivery to each person for whom benefits are purchased under Section 1.1 of this ARTICLE, setting forth an agreement as to the benefits to which such person is entitled under this Contract.

ARTICLE V

PARTIAL WITHDRAWALS, SURRENDER CHARGES, EFFECTIVE DATE OF TERMINATION, AND TERMINATION OF CONTRACT

Section 1.  Partial Withdrawals

Before the effective date of termination, you may request a partial withdrawal of the Accumulation Value. The request must be made in writing. The amount requested will be withdrawn by the Company and will be paid to you in one sum.

The Accumulation Value will be reduced by the amount of any partial withdrawal and applicable surrender charges.

Section 2.  Surrender Charges

During the first seven Contract Years, the Company will deduct a surrender charge from the Accumulation Value for withdrawals of all or a portion of Accumulation Value according to the following table:

Deferred Sales load ("Surrender Charge")

               Contract Year                          Surrender Charge
               Of Withdrawal                          Percentage
               1                                      7%
               2                                      7%
               3                                      6%
               4                                      5%
               5                                      4%
               6                                      3%
               7                                      2%
               8 and thereafter                       0


However, no surrender charge will apply to any such withdrawal:

1. if you request a lump sum cash distribution and give the Company proof that benefits in the amount of the lump sum cash distribution are payable under the Plan to a Participant or beneficiary under Article IV, Section 1.2; or
2. if you request that such withdrawal be applied to purchase from the Company any of the annuity options available under the Contract, as described in
    Article IV, Section 1.1.

For termination, the surrender charge will be equal to the surrender charge percentage multiplied by the Accumulation Value. The surrender charge percentage will be determined by the Contract year in which the termination occurs.

For withdrawals not exempt from the surrender charge, a surrender charge will be assessed consistent with that for termination. The surrender charge percentage will be determined by the Contract year in which the withdrawal occurs.

For partial withdrawals, the surrender charge will be equal to the partial surrender charge percentage multiplied by the amount of withdrawal that is not exempt from the surrender charge. The partial surrender charge percentage is the surrender charge percentage divided by one minus the surrender charge percentage. The surrender charge percentage will be determined by the Contract Year in which the partial surrender occurs.

Section 3.  Effective Date of Termination

You may terminate the Contract at any time by giving the Company written notice. Such notice will specify a date of termination, which may not be earlier than 30 days after receipt at the Company's home office.

The Company may terminate the Contract by giving you written notice, if any one or more of the following events occurs:

1. the Accumulation Value is less than $1,200; or
2. you failed to provide any information or render any performance required by the terms of this Contract.

Such termination notice will specify a date of termination, which will not be earlier than 6 months after the date you received such notice.

Section 4.  Termination of Contract

Upon termination, no further Purchase Payments will be accepted, and you shall designate a party to receive the amounts due on termination. The Company shall transfer the balance of the Accumulation Value, less any applicable surrender charge to the designated party. The Company shall have no obligation or duty to verify that such party has the right to receive such payment, nor that the Plan is or will continue to be qualified under the Internal Revenue Code, nor that such payments will be properly applied by the designated party. The Company reserves the right to defer the payment of such amount for a period not exceeding seven days from the effective date of termination under Section 3 of this ARTICLE. Such payment or payments will fully and finally discharge the Company of all liability under this Contract, except for the payment of benefits previously purchased under Section 1 of ARTICLE IV. Termination of this Contract will have no effect upon the payments to be made by the Company to any person for whom an annuity has been purchased prior to the date of termination.

ARTICLE VI

GENERAL PROVISIONS

Section 1.  Waiver or Modification

No agent or other person, except the president, a vice president, or the secretary of the Company, has power on behalf of the Company to modify this Contract. These officers may extend any due date, waive any proof required by this Contract, or bind the Company by making any promise or representation or by giving or receiving any information. No waiver, modification, or extension shall be binding on the Company unless it is in writing signed by one of such officers.

Section 2.  Amendments

The Company reserves the right to amend this Contract for the following purposes:

1. to maintain this Contract in compliance with applicable local, state or federal laws or regulations; or
2. to change the distribution method(s) contained in ARTICLE IV, Section 2.

In order for such amendment to become effective, the Company must give you written notice of the Company's intent to amend no less than 30 days prior to the date the amendment is to take effect. The notice is effective upon mailing to you at the last address provided to the Company. If you do not consent to such amendment, you may, upon providing written notice to the Company within such 30 days, withdraw from the Contract. Notice to the Company is effective upon receipt by the Company at its home office. In such event, the Accumulation Value will be paid to you within 30 days following receipt by the Company of your written request to withdraw.

No such amendment shall apply to monthly benefits purchased prior to the effective date of amendment, nor will any maximum established by such amendment serve to limit the amount of monthly benefit which may be purchased for a Participant prior to the date such amendment becomes effective.

This Contract may also be amended at any time as to any of its provisions, including those in regard to coverage, benefits, and participation privileges, by written agreement between you and the Company.

The Contract amendments following this Section may be made without the consent of any employer, Participant, or beneficiary, and any such amendment shall be binding and conclusive upon each employer, Participant, or beneficiary. No amendment will affect the terms of any annuity that has already been purchased, except by written agreement between you and the Company.

Section 3.  Assignment

The Contract may not be assigned.

Section 4.  Misstatements

If the age of any person, or any other fact affecting the amount or date of any payment by or to the Company is misstated, an appropriate adjustment may be made. Any adjustment of terms or amounts of payments made in accordance with the preceding statement shall be conclusive upon any Participant or beneficiary affected thereby.

If an adjustment is made pursuant to the preceding paragraph:

1. the amount of annuity payable by the Company shall be that provided by the amounts applied to the purchase of such annuity, determined as of the date of purchase established by the misstated information but on the basis of the correct age and other facts;
2. any overpayments by the Company resulting from any misstatement shall first be deducted from amounts otherwise payable to the Participant or beneficiary before any additional amounts are paid to the Participant or beneficiary; any remainder of such overpayments after the date as of which no further payments are due to the Participant or beneficiary shall be charged against the Purchase Payments next received; and
3. any underpayment by the Company resulting from any misstatement shall be paid in full with the next payment due the Participant or beneficiary.

Section 5.  Information, Proofs and Determination of Facts

You shall furnish to the Company records, data, proofs, and all other information, which, in the opinion of the Company, are necessary for the administration of this Contract.

For the purposes of this Contract, the Company shall be entitled to conclusively rely on all factual representations made to the Company by you, including but not limited to:

1.  the age of any person;
2.  the commencement date and duration of employment for any Participant;
3. the fact that a Participant's employment has been terminated and the date of such termination;
4. any classification of employment and the date of any change in the classification of employment;
5. compensation of any Participant and the date of any change in such compensation;
6.  the eligibility of any Participant or beneficiary for benefits;
7. the amount and type of benefit to which any Participant or beneficiary is entitled;
8. the existence and genuineness of any domestic relations, probate or judicial order and the appropriate payee thereunder.

SETTLEMENT OPTION TABLES

OPTION 1 AND OPTION 2
MONTHLY PAYMENT FOR LIFE FOR EACH $1,000.00 OF THE NET SUM PAYABLE

Age in years means age of named individual on birthday prior to the due date of the first payment. Amounts for payments other than monthly are available on request.

====================================================================================================
AGE         Guaranteed    Guaranteed     Life Only    AGE     Guaranteed    Guaranteed    Life Only
IN          Period:       Period:                     IN      Period:       Period:
YEARS       10 Years      20 Years                    YEARS   10 Years      20 Years
----------------------------------------------------------------------------------------------------
            Amount        Amount         Amount                Amount       Amount        Amount
----------------------------------------------------------------------------------------------------
11          $2.50         $2.50          $2.50        46       $3.43        $3.38         $3.44
12           2.51          2.51           2.51        47        3.48         3.43          3.49
13           2.53          2.52           2.53        48        3.53         3.48          3.55
14           2.54          2.54           2.54        49        3.59         3.53          3.61
15           2.55          2.55           2.55        50        3.65         3.58          3.67

16           2.57          2.56           2.57        51        3.71         3.63          3.73
17           2.58          2.58           2.58        52        3.78         3.69          3.80
18           2.60          2.60           2.60        53        3.84         3.75          3.87
19           2.62          2.61           2.62        54        3.92         3.80          3.95
20           2.63          2.63           2.63        55        3.99         3.87          4.03

21           2.65          2.65           2.65        56        4.07         3.93          4.11
22           2.67          2.66           2.67        57        4.16         3.99          4.20
23           2.69          2.68           2.69        58        4.24         4.06          4.30
24           2.71          2.70           2.71        59        4.34         4.13          4.40
25           2.73          2.72           2.73        60        4.44         4.20          4.50

26           2.75          2.74           2.75        61        4.54         4.26          4.62
27           2.77          2.76           2.77        62        4.65         4.34          4.74
28           2.79          2.79           2.80        63        4.76         4.41          4.87
29           2.82          2.81           2.82        64        4.88         4.48          5.00
30           2.84          2.83           2.84        65        5.01         4.55          5.15

31           2.87          2.86           2.87        66        5.14         4.61          5.31
32           2.89          2.89           2.90        67        5.28         4.68          5.48
33           2.92          2.91           2.93        68        5.43         4.74          5.65
34           2.95          2.94           2.96        69        5.58         4.81          5.85
35           2.98          2.97           2.99        70        5.74         4.86          6.05

36           3.02          3.00           3.02        71        5.91         4.92          6.27
37           3.05          3.03           3.05        72        6.08         4.97          6.51
38           3.08          3.07           3.09        73        6.25         5.02          6.76
39           3.12          3.10           3.13        74        6.44         5.06          7.03
40           3.16          3.14           3.16        75        6.62         5.09          7.33

41           3.20          3.17           3.20        76        6.81         5.13          7.64
42           3.24          3.21           3.25        77        7.00         5.15          7.98
43           3.28          3.25           3.29        78        7.19         5.18          8.35
44           3.33          3.29           3.34        79        7.38         5.20          8.74
45           3.38          3.34           3.39        80**      7.56         5.22          9.16
=====================================================================================================

** and over

OPTION 3
JOINT AND SURVIVOR MONTHLY PAYMENT FOR EACH $1,000.00 OF NET SUM PAYABLE

Age in years means age of named individual on the birthday prior to the due date of the first payment. Monthly payment amount during the joint lifetime of two named individuals with payment during the lifetime of the surviving individual based on the elected Specified Amount Payment.

=============================================================================================================================
                                                                                                  Specified
AGE         Specified          Specified Amount     Specified        AGE      Specified           Amount         Specified
IN          Amount One-Half    Two-Thirds           Amount Full      IN       Amount One-Half     Two-Thirds     Amount Full
YEARS       Payment            Payment              Payment          YEARS    Payment             Payment        Payment
-----------------------------------------------------------------------------------------------------------------------------
55          $4.02              $3.83                $3.50            63       $4.86               $4.57          $4.09
56           4.10               3.91                 3.56            64        4.99                4.69           4.18
57           4.19               3.98                 3.62            65        5.14                4.82           4.28
58           4.29               4.07                 3.69            66        5.30                4.95           4.39
59           4.39               4.16                 3.76            67        5.46                5.10           4.50
60           4.49               4.25                 3.83            68        5.64                5.26           4.62
61           4.61               4.35                 3.91            69        5.83                5.42           4.76
62           4.73               4.46                 4.00            70        6.04                5.60           4.89
=============================================================================================================================

Amounts shown apply if both named individuals are the same age. Amounts for payment other than monthly and for other ages are available on request.